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                                                                     EXHIBIT 3.4


                             ARTICLES OF CORRECTION
                                       OF
                         HIGH SPEED NET SOLUTIONS, INC.

Pursuant to Section 607.0124 of the Florida Business Corporation Act of the State of Florida, the undersigned corporation hereby submits these Articles of Correction for the purpose of correcting a document filed with the Secretary of
State:

1.       The name of the corporation is High Speed Net Solutions, Inc.

2. On the 3rd day of March, 2000, the corporation filed with the Secretary of State Articles of Amendment dated February 24, 2000, which Articles of Amendment designated a new series of preferred stock referred to therein as Series A Convertible Preferred Stock.

3. The Statement of Rights and Preferences of the 8% Series A Convertible Preferred Stock attached to the foregoing Articles of Amendment were incorrect with respect to Paragraph 1, "Number and Designation," in that The Statement of Rights and Preferences contained a typographical error and incorrectly stated that the Series A Convertible Preferred Stock has "no par value," instead of "$.001 par value," which was the intent of the corporation.


         This the 22nd day of June, 2000.

                                             HIGH SPEED NET SOLUTIONS, INC.


                                             By: /s/ Andrew Fox
                                             --------------------------------
                                                 Andrew Fox, Acting President